Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of March 17, 2021 by and among Supernova Partners LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Supernova Partners Acquisition Company, Inc., a Delaware corporation (“Acquiror”), and OfferPad, Inc., a Delaware corporation (the “Company” and, collectively with the Sponsors and Acquiror, the “Parties”).

RECITALS

WHEREAS, each Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Acquiror Class A Common Stock, Acquiror Class B Common Stock and the Acquiror Warrants as set forth opposite such Sponsor’s name on Schedule I attached hereto;

WHEREAS, concurrently herewith, Acquiror, the Company, Orchids Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), and Orchids Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Second Merger Sub being the surviving entity of the Second Merger; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS; VESTING

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Each Sponsor shall be bound by and comply with Section 9.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Interim Period Transfers. Each Sponsor shall not, during the Interim Period (except, in each case, pursuant to the Merger Agreement), (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Acquiror Common Stock or Acquiror Warrants, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Acquiror Common Stock or Acquiror Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Sponsor or to another Sponsor that is a party to this Agreement and bound by the terms and obligations hereof; provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the transferor of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3 New Shares. In the event that (a) any Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor during the Interim Period pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Stock or Acquiror Warrants of, on or affecting the Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror during the Interim Period, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Stock or other equity securities of Acquiror during the Interim Period (such Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Acquiror Common Stock or Acquiror Warrants owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, (i) the Sponsor Holdco shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Holdco and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement, and (ii) each of Acquiror and Spencer Rascoff shall deliver to the other (with a courtesy copy to the Company) a duly executed copy of that certain Indemnification and Advancement Agreement, in the form attached hereto as Exhibit A.

Section 1.5 Sponsor Agreements.

(a) During the Interim Period, at any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, in each case, as contemplated by the Merger Agreement, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Stock:

(i) in favor of the Transactions;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

(iv) against any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Mergers, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the Merger Agreement or (C) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, Section 1 of the Insider Letter (as defined below).

(c) During the Interim Period, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Insider Letter.

Section 1.6 Further Assurances. From time to time, at the Company’s request and without further consideration, each Sponsor shall execute and deliver such additional documents and take all such further action as may be necessary or reasonably requested to effect the actions and consummate the Transactions and the transactions contemplated hereby.

Section 1.7 No Inconsistent Agreement. Each Sponsor hereby agrees that such Sponsor shall not enter into any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8 Lock-up.

(a) Subject to Section 1.8(b), each Sponsor hereby agrees that such Sponsor shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 1.8(a), each Sponsor or its Permitted Transferees (as defined below) may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Acquiror’s officers or directors, (B) any Affiliates or family members of the Acquiror’s officers or directors, or (C) any members or partners of Sponsor Holdco or their Affiliates, any Affiliates of Sponsor Holdco, or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the SPNV Forward Purchase Agreement; (vi) by virtue of the laws of the State of Delaware or the Sponsor Holdco’s limited liability company agreement upon dissolution of the Sponsor Holdco; or (vii) in the event of the Acquiror’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date; provided, that each transferee contemplated by clauses (i) through (vii) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(c) The Lock-up shall supersede Section 7 of the Insider Letter, which Section 7 of the Insider Letter shall be of no further force or effect upon the beginning of the Lock-up Period.

(d) Notwithstanding the provisions set forth in Section 1.8(a), if (A) at least 120 days have elapsed since the Closing Date and (B) the Lock-up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period, the Lock-up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Acquiror shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Acquiror shall have publicly released its earnings results for the quarterly period during which the Closing occurred. For the avoidance of doubt, in no event shall the Lock-Up Period end earlier than 120 days after the Closing Date pursuant to the Blackout-Related Release.

(e) Notwithstanding the provisions set forth in Section 1.8(a), if the last reported sale price of the common stock on the exchange on which the common stock is listed (the “Closing Price”) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Threshold Price”) for 20 out of any 30 consecutive Trading Days commencing at least 30 days after the Closing Date, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Measurement Period”), then 33% of the Sponsor’s Lock-Up Shares that are subject to the Lock-Up Period, which percentage shall be calculated based on the number of Lock-Up Shares subject to the Lock-Up Period as of the last day of the Measurement Period, will be automatically released from such restrictions (an “Early Lock-Up Expiration”) immediately prior to the opening of trading on the exchange on which the common stock is listed on the second Trading Day following the end of the Measurement Period (an “Early Lock-Up Expiration Date”); provided that if the Threshold Price equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for 20 Trading Days during any Measurement Period, then an additional 50% of the Sponsor’s Lock-Up Shares will be automatically released from such restrictions pursuant to the terms set forth above (83% of the Lock-Up Shares in the aggregate);

(f) Notwithstanding the provisions of Section 1.8(e), if, at the time of any Early Lock-Up Expiration Date, the Acquiror is in a Blackout Period, the actual date of such Early Lock-Up Expiration shall be delayed (the “Early Lock-Up Expiration Extension”) until immediately prior to the opening of trading on the second Trading Day (the “Extension Expiration Date”) following the first date (such first date, the “Extension Expiration Measurement Date”) that (i) the Acquiror is no longer in a Blackout Period under its insider trading policy and (ii) the Closing Price on the Extension Expiration Measurement Date is at least greater than the Threshold Price; provided, further, that, in the case of any of an Early Lock-Up Expiration or an Early Lock-Up Expiration Extension, the Acquiror shall announce through a major news service, or on a Form 8-K, the Early Lock-Up Expiration and the Early Lock-Up Expiration Date, or the Early Lock-Up Expiration Extension and the Extension Expiration Date, as the case may be, at least one full Trading Day prior to the opening of trading on the Early Lock-Up Expiration Date or the Extension Expiration Date, as applicable. For the avoidance of doubt, in the event that this Section 1.8(f) conflicts with the foregoing provisions, the Sponsor will be entitled to the earliest release date for the maximum number of Lock-Up Shares available.

(g) Notwithstanding anything to the contrary herein, to the extent the Board waives or repeals, or otherwise relaxes, any of the lock-up restrictions set forth in Section 7.12 of the Acquiror Bylaws (whether acting pursuant to Section 7.12(iii) of the Acquiror Bylaws or otherwise), the Lock-up shall be identically waived, repealed or relaxed, as applicable.

(h) For purposes of this Agreement:

(i) the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Acquiror’s securities would not be permitted under the Acquiror’s insider trading policy;

(ii) the term “Insider Letter” means that certain Letter Agreement, dated October 20, 2020, by and among the Acquiror, Sponsor Holdco and the other Persons party thereto;

(iii) the term “Lock-up Period” means the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is 180 days after (and excluding) after the Closing Date;

(iv) the term “Lock-up Shares” means the shares of Acquiror Common Stock and Acquiror Warrants (including the shares of Acquiror Common Stock issuable upon exercise thereof) held by the Sponsors immediately following the Closing (other than shares of Acquiror Common Stock and Acquiror Warrants acquired in the public market or, in the case of Acquiror Common Stock, pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of Acquiror Common Stock occurs on or after the Closing); provided, that, for clarity, shares of Acquiror Common Stock issued in connection with the PIPE Investment or the SPNV Forward Purchase Agreement shall not constitute Lock-up Shares and shall not be subject to this Section 1.8; and

(v) the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

Section 1.9 No Solicitation. During the Interim Period, each Sponsor shall not take, and shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, provide information to or commence, continue or renew due diligence with respect to, any Person (other than the Company, Acquiror, their respective shareholders and/or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in a Business Combination Proposal other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 1.9. Each Sponsor shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the foregoing, (A) such Sponsor, in its capacity as such, shall not be responsible for the actions of Acquiror or the Board of Directors of Acquiror (or any committee thereof), any subsidiary of Acquiror, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Acquiror Related Parties”), (B) such Sponsor, in its capacity as such, makes no representations or warranties with respect to the actions of any of the Acquiror Related Parties, and (C) any breach by Acquiror of its obligations under Section 9.03(b) of the Merger Agreement shall not, in and of itself, be considered a breach of this Section 1.9 (it being understood that, for the avoidance of doubt, such Sponsor or his, her or its Representatives shall remain responsible for any breach by such Sponsor or his, her or its Representatives of this Section 1.9)).

Section 1.10 Waiver of Anti-Dilution Provision. Each of the Sponsors hereby (but subject to the consummation of the Mergers) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the second amended and restated certificate of incorporation of Acquiror, the provisions of Section 4.3(b) of the second amended and restated certificate of incorporation of Acquiror to have the Acquiror Class B Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than one-for-one.

Section 1.11 Vesting Provisions Applicable to Founder Shares.

(a) General. Sponsor Holdco agrees that, as of immediately prior to the Closing, 20% of the Founder Shares shall be unvested and, from and after the Closing, shall be subject to the vesting and forfeiture provisions set forth in this Section 1.11.

(b) Special Transfer Restrictions for Unvested Founder Shares. Neither Sponsor Holdco nor any of its Permitted Transferees shall Transfer any of its unvested Founder Shares prior to the time such unvested Founder Shares become vested pursuant to subsection (c) below, except to Permitted Transferees that agree in writing to be bound by this Section 1.11.

(c) Vesting of Founder Shares.

(i) If, at any time during the 5-year period immediately following the Closing, the VWAP of Acquiror Class A Common Stock is greater than or equal to $12.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Earnout Achievement Date”), then all of the unvested Founder Shares shall immediately vest.

(ii) If, at any time during the 5-year period immediately following the Closing, an Acquiror Sale is consummated, then the Earnout Achievement Date shall be deemed to occur immediately prior to the consummation of such Acquiror Sale, and upon such deemed occurrence, all of the unvested Founder Shares shall immediately vest and shall be considered vested for purposes of the treatment of Acquiror Common Stock in such Acquiror Sale.

(d) Forfeiture of Unvested Founder Shares. If the Earnout Achievement Date does not occur (or is not deemed to occur) by the end of the 5-year period immediately following the Closing (inclusive of the last day of such period), all of the unvested Founder Shares shall be forfeited without any consideration paid therefor.

(e) Proportional Voting of Unvested Founder Shares. Sponsor Holdco hereby agrees that, with respect to all of its unvested Founder Shares, such Founder Shares shall be present at all stockholder meetings for purposes of a quorum and voted at all such meetings, or voted, consented or approved in any other circumstances, upon which such vote, consent or other approval (including providing any written consent as of any specified date) is sought or obtained by or from the stockholders of Acquiror, in the same manner (including by voting “for” or “against,” abstaining or withholding votes) as, and in the same proportion to, the votes cast “for” or “against,” and abstentions or vote withholdings made, in respect of all shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, taken together, held by the holders thereof (other than the unvested Founder Shares).

(f) Economic Rights of Unvested Founder Shares. Any economic rights (including rights to dividends) of unvested Founder Shares shall be set aside for so long as such unvested Founder Shares remain unvested. Should unvested Founder Shares become vested in accordance with subsection (c) above, such Founder Shares shall become entitled to all such economic rights that were set aside during the unvested period, including in the form of a lump sum payment of all dividends that were set aside, together with interest on such set-aside dividends, at the prime rate published in The Wall Street Journal for the relevant date each such dividend was set aside through the date of the lump sum payment.

(g) Equitable Adjustments. In the event that the shares of Acquiror Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then unvested Founder Shares shall be equitably adjusted in the same manner as all other shares of Acquiror Common Stock.

(h) Certain Definitions. For purposes of this Agreement:

(i) “Acquiror Sale” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Acquiror representing more than 50% of the combined voting power of Acquiror’s then outstanding voting securities, (b) there is consummated a merger or consolidation of Acquiror with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors of Acquiror immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Acquiror immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, other than such sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale;

(ii) “Founder Shares” means the shares of Acquiror Class B Common Stock (which, in connection with the consummation of the Transactions, will convert into shares of Acquiror Class A Common Stock on a one-for-one basis) set forth across from Sponsor Holdco’s name on Schedule I (provided, that, for clarity, shares of Acquiror Common Stock issued in connection with the PIPE Investment or the SPNV Forward Purchase Agreement shall not constitute Founder Shares and shall not be subject to this Section 1.11);

(iii) “Trading Day” means any day on which shares of Acquiror Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Class A Common Stock are then traded; and

(iv) “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of Acquiror.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery of this Agreement by each of the Company and Acquiror, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Class B Common Stock and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Class B Common Stock or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Class B Common Stock or Acquiror Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Sponsor’s Acquiror Class B Common Stock and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Agreement, and none of such Sponsor’s Acquiror Class B Common Stock or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Class B Common Stock or Acquiror Warrants, except as provided hereunder and under the Insider Letter. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or if such Sponsor is an individual, conflict with the rights of such Sponsor’s spouse or domestic partner, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Class B Common Stock or Acquiror Warrants), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(d) Litigation. As of the date hereof, there are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(e) Brokerage Fees. Except as described on Section 6.07 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement.

Section 2.2 No Actions to Breach Agreement. Each Sponsor shall not take any action that would make any representation or warranty of such Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling such Sponsor from performing its obligations under this Agreement.

Section 2.3 Update of Schedule I. If any Sponsor acquires record or beneficial ownership of any Acquiror Class A Common Stock, Acquiror Class B Common Stock or Acquiror Warrants during the Interim Period (or becomes aware, during the Interim Period, of its record or beneficial ownership of any Acquiror Class A Common Stock, Acquiror Class B Common Stock or Acquiror Warrants as of the date hereof, which securities are not already set forth on Schedule I), such Sponsor shall promptly notify the Company and Acquiror in writing, and Schedule I shall be updated to reflect such Sponsor’s ownership of such additional Acquiror Class A Common Stock, Acquiror Class B Common Stock or Acquiror Warrants, as applicable.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms in circumstances where the Closing does not occur, (ii) the consummation of an Acquiror Sale following the Closing and (iii) the later to occur of (A) the expiration of the Lock-up Period and (B) the earlier to occur of (I) the occurrence (or deemed occurrence) of the Earnout Achievement Date on or before the fifth anniversary of the Closing Date and (II) the fifth anniversary of the Closing Date, and upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party; provided, that (1) no such termination shall relieve any Party of any liability for its pre-termination fraud or material breach of this Agreement and (2) Section 1.1, Section 2.2, this Section 3.1, Sections 3.2 through 3.10, and (only in the event this Agreement is terminated following the Closing) Section 3.11 shall survive any such termination.

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3(a).

(b) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Sponsors, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Acquiror and the Company or (b) be assigned by Acquiror or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Acquiror) or Acquiror (in the case of an attempted assignment by the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 3.5 Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Sponsor’s obligations under Section 1.5(a), without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

Section 3.6 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, the Company and each Sponsor charged with such amendment, modification or supplement.

Section 3.7 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 3.8):

If to Acquiror prior to the Closing:

Supernova Partners Acquisition Company, Inc.

4301 50th St. NW

Suite 300, PMB 1044

Washington, DC 20016

Attention: Robert Reid, CEO; Michael Clifton, CFO

Email: robert@supernovaspac.com; michael@supernovaspac.com

with a copy to (which will not constitute notice):

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, D.C. 20001

Attn: Jonathan L. Corsico

E-mail: jonathan.corsico@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attn: Michael Wolfson

E-mail: mwolfson@stblaw.com

If to the Company:

OfferPad, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attention: Benjamin Aronovitch, Chief Legal Officer

Email: benjamin.aronovitch@offerpad.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Justin Hamill; Josh Dubofsky

Email: justin.hamill@lw.com; josh.dubofsky@lw.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, D.C. 20001

Attn: Jonathan L. Corsico

E-mail: jonathan.corsico@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attn: Michael Wolfson

E-mail: mwolfson@stblaw.com

If to Acquiror after the Closing:

Supernova Partners Acquisition Company, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attention: Benjamin Aronovitch, Chief Legal Officer

Email: benjamin.aronovitch@offerpad.com

In addition to the foregoing, in the case of any pre-Closing notices sent by any Sponsor to any other Sponsor or Acquiror, or sent by Acquiror to any Sponsor, copies shall also be sent to the Company and to Latham & Watkins LLP (to the persons referenced above).

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

Section 3.11 Mutual Release.

(a) Effective as of the Closing, Acquiror, on behalf of itself and its Subsidiaries and its and their respective successors and assigns (each, an “Acquiror Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges each Sponsor and each of its Affiliates, and any past, present or future directors, managers, officers, employees, Representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, an “Acquiror Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Acquiror Releasing Party ever had, now has or ever may have or claim to have against any Acquiror Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.11(a) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Transaction Agreement to which any Acquiror Releasing Party is party or (iii) with respect to any Acquiror Released Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Acquiror, on behalf of itself and the other Acquiror Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Acquiror Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Acquiror, on behalf of itself and each other Acquiror Releasing Party, acknowledges that each Sponsor will be relying on the waiver and release provided in this Section 3.11(a) in connection with entering into this Agreement and that this Section 3.11(a) is intended for the benefit of the Acquiror Released Parties and to grant third party beneficiary rights to each Acquiror Released Party to enforce this Section 3.11(a).

(b) Effective as of the Closing, each Sponsor, on behalf of itself and its Affiliates and its and their respective successors and assigns (each, a “Sponsor Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges Acquiror and each of its Affiliates, and any past, present or future directors, managers, officers, employees, Representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, a “Sponsor Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Sponsor Releasing Party ever had, now has or ever may have or claim to have against any Sponsor Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.11(b) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Transaction Agreement to which such Sponsor or any of its associated Sponsor Releasing Parties is party or (iii) with respect to any Sponsor Releasing Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Each Sponsor, on behalf of itself and each of its associated Sponsor Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its associated Sponsor Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Sponsor, on behalf of itself and each of its associated Sponsor Releasing Parties, acknowledges that Acquiror will be relying on the waiver and release provided in this Section 3.11(b) in connection with entering into this Agreement and that this Section 3.11(b) is intended for the benefit of the Sponsor Released Parties and to grant third party beneficiary rights to each Sponsor Released Party to enforce this Section 3.11(b).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

SUPERNOVA PARTNERS LLC

By:	/s/ Michael S. Clifton
Name: Michael S. Clifton
Title: Chief Financial Officer

/s/ Spencer M. Rascoff
Name: Spencer M. Rascoff

/s/ Alexander M. Klabin
Name: Alexander M. Klabin

/s/ Robert D. Reid
Name: Robert D. Reid

/s/ Michael S. Clifton
Name: Michael S. Clifton

/s/ Ken Fox
Name: Ken Fox

/s/ Jim Lanzone
Name: Jim Lanzone

/s/ Greg Renfrew
Name: Gregg Renfrew

/s/ Rajeev Singh
Name: Rajeev Singh

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

SUPERNOVA PARTNERS ACQUISITION
COMPANY, INC.

By:	/s/ Michael S. Clifton
Name: Michael S. Clifton
Title: Chief Financial Officer

COMPANY:

OFFERPAD, INC.

By:	/s/ Brian Bair
Name: Brian Bair
Title: Chief Executive Officer & Founder

[Signature Page to Sponsor Support Agreement]